Exhibit 99.1

1111 South Arroyo Parkway 7084	Press Release
P.O. Box 7084
Pasadena, California 91105-7084 U.S.A.
1.626.578.3500 Fax 1.626.578.6916

FOR IMMEDIATE RELEASE	April 25, 2005

For additional information contact:

John W. Prosser, Jr.

Executive Vice President, Finance and Administration

626.578.6803

Jacobs Engineering Group Inc. Financial Results

for the Second Quarter of Fiscal 2005

PASADENA, CALIF. — Jacobs Engineering Group Inc. (NYSE: JEC) —

Second Quarter Highlights:

•	Backlog increases 13.9% from March 31, 2004 to $8.2 billion

•	Revenues increase 23.1% from the second quarter of fiscal 2004 to $1.4 billion

•	$0.61 EPS – On target

•	Fiscal 2005 EPS guidance is $2.44 to $2.62

Jacobs announced today net earnings of $35.7 million, or $0.61 per diluted share, on revenues of $1.4 billion for the second quarter of fiscal 2005 ended March 31, 2005. This compares to net earnings of $34.8 million, or $0.61 per diluted share, on revenues of $1.1 billion for the second quarter of fiscal 2004.

Commenting on the results for the second quarter, Jacobs Chairman and CEO Noel G. Watson stated, “We had a very good second quarter of fiscal 2005. Our results continued to be in-line with management’s expectations, and we continue to book new work at a solid pace. Our backlog at March 31, 2005 includes significant wins from clients in the oil and gas, U.S. federal programs, and infrastructure markets.”

For the six months ended March 31, 2005, Jacobs reported net earnings of $68.2 million, or $1.17 per diluted share, on revenues of $2.7 billion. This compares to net earnings of $68.6 million, or $1.20 per diluted share, on revenues of $2.3 billion for the same period in fiscal 2004.

Jacobs also announced backlog at March 31, 2005 totaling $8.2 billion, including a technical professional services component of $4.5 billion. This compares to total backlog and technical professional services backlog of $7.2 billion and $3.6 billion, respectively, at March 31, 2004.

Jacobs Engineering Group Inc.

Commenting on the Company’s earnings outlook for the remainder of the fiscal year, Jacobs Chief Financial Officer John W. Prosser, Jr. stated, “We are narrowing our earnings per share guidance to a range of $2.44 to $2.62 for fiscal 2005.”

Jacobs is hosting a conference call at 11:00 a.m. Eastern time on Tuesday, April 26, 2005, which they are webcasting live at www.jacobs.com. The taped teleconference is accessible from any touch-tone phone and will be available 24 hours a day through May 3, 2005. The dial-in number for the audio replay is 706.645.9291 (reference code 5460044).

Jacobs, with over 35,000 employees and revenues approaching $5.0 billion, provides technical, professional, and construction services globally.

Any statements made in this release that are not based on historical fact are forward-looking statements. Any forward-looking statements made in this release represent management’s best judgement as to what may occur in the future. However, Jacobs’ actual outcome and results are not guaranteed and are subject to certain risks, uncertainties and assumptions (“Future Factors”), and may differ materially from what is expressed. For a description of Future Factors that could cause actual results to differ materially from such forward-looking statements, see the discussion under the section “Forward-Looking Statements” included in Item 7 - Management’s Discussion and Analysis of Financial Condition and Results of Operations contained in the Company’s 2004 Annual Report on Form 10-K.

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Jacobs Engineering Group Inc.

Financial Highlights:

Results of Operations (in thousands, except per-share data)

	Three Months Ended March 31		Six Months Ended March 31
	2005	2004	2005	2004
Revenues	$1,383,195	$1,123,884	$2,666,495	$2,259,013
Costs and Expenses:
Direct costs of contracts	(1,181,719)	(955,972)	(2,276,281)	(1,928,839)
Selling, general and administrative expenses	(143,837)	(115,127)	(279,856)	(224,971)

Operating Profit	57,639	52,785	110,358	105,203

Other Income (Expense):
Interest income	977	584	1,787	1,544
Interest expense	(1,647)	(756)	(3,542)	(1,572)
Miscellaneous income (expense), net	(1,248)	887	(2,053)	325

Total other income (expense)	(1,918)	715	(3,808)	297

Earnings Before Taxes	55,721	53,500	106,550	105,500

Income Tax Expense	(20,061)	(18,725)	(38,360)	(36,925)

Net Earnings	$35,660	$34,775	$68,190	$68,575

Earnings Per Share:
Basic	$0.63	$0.62	$1.20	$1.23
Diluted	0.61	0.61	1.17	1.20

Weighted Average Shares Used to Calculate Earnings Per Share:
Basic	56,953	55,995	56,848	55,932
Diluted	58,444	57,343	58,204	57,349

Jacobs Engineering Group Inc.

Other Operational Information (in thousands)

	Three Months Ended March 31		Six Months Ended March 31
	2005	2004	2005	2004
Revenues by Major Component:
Technical professional services	$732,167	$522,478	$1,373,008	$1,017,528
Field services	651,028	601,406	1,293,487	1,241,485

Total	$1,383,195	$1,123,884	$2,666,495	$2,259,013

Depreciation Before Taxes	$9,602	$8,606	$19,065	$17,226

Capital Expenditures	$15,406	$8,016	$22,883	$15,621

Selected Balance Sheet and Backlog Information (in thousands):

	At March 31,
	2005	2004
Balance Sheet Information:
Cash and cash equivalents	$155,143	$171,992
Working capital	497,792	450,945
Total debt	121,294	19,912
Stockholders’ equity	1,090,528	925,616

Backlog Information:
Technical professional services	$4,537,600	$3,614,000
Field services	3,690,300	3,609,700

Total	$8,227,900	$7,223,700

Jacobs Engineering Group Inc.